Exhibit 10.8

HELIOS AND MATHESON ANALYTICS INC.
Empire State Building
350 5th Avenue
New York, New York 10118

December 1, 2016

Hudson Bay Master Fund Ltd.

777 Third Avenue, 30th Floor

New York, NY 10017

Attention: Yoav Roth

Re:     Conversion Price Reduction

Dear Sirs:

Reference is hereby made to that certain Securities Purchase Agreement, dated September 7, 2016, by and among Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), the investor signatory hereto (“you” or the “Investor”) and certain other buyers signatory thereto (the “Securities Purchase Agreement”), pursuant to which you acquired, among other things, a senior secured convertible note (the “Additional Note”) convertible into shares of Common Stock (as defined in the Securities Purchase Agreement). Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement or the Additional Note, as applicable.

Pursuant to Section 7(e) of the Notes, we hereby provide you with notice that the Company desires your consent pursuant to Section 7(e) of the Additional Note, to lower the Conversion Price of your Additional Note for each date after the Effective Time (as defined below) (each, a “Conversion Price Reduction”), effective (the “Effective Time”) as of the later of (x) the prepayment by you of the remaining $900,000 in aggregate principal amount outstanding under your Investor Note (the “Prepayment”), and (y) the time of your execution of this letter, to $4.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events, the “New Alternate Conversion Price”). Please execute this letter in the signature block below if you consent to the Company effecting the Conversion Price Reductions. The parties hereby acknowledge and agree that after giving effect to the Prepayment, the Investor Note shall have been paid in full, shall no longer be outstanding and the terms thereof shall thereafter be null and void.

If any Notes remain outstanding as of January 15, 2017, the Company shall irrevocably deliver either a Mandatory Conversion Notice or a Company Optional Redemption Notice, at the Company’s option (the “Election”), to each holder of Notes then outstanding (with a request to waive the Maximum Mandatory Conversion Amount, the Maximum Mandatory Share Amount and any Equity Conditions Failure, if any) with respect to all of the Conversion Amount of the Note of each such Holder then outstanding; provided, that same Election shall be made with respect to each holder of Notes then outstanding. Notwithstanding the foregoing, (x) if any Notes remain outstanding on January 15, 2017 and the Company shall have failed to make the Election with respect to all of the Conversion Amount of the Notes then outstanding, the Company shall be deemed to have delivered a Mandatory Conversion Notice to each holder of Notes then outstanding (with a request to waive the Maximum Mandatory Conversion Amount, the Maximum Mandatory Share Amount and any Equity Conditions Failure, if any) with respect to all of the Conversion Amount of the Note of each such Holder then outstanding and (y) if the Company elects to effect a Company Optional Redemption of the Notes, the Investor consents, in lieu of the payment of the Company Optional Redemption Price of any Note held by Palladium Capital Advisors LLC, to the exchange of such Note into an unsecured convertible note, which shall (other than being unsecured) be identical to such Note (including, without limitation, with identical outstanding principal and interest thereunder) and shall be permitted indebtedness under the new senior secured convertible notes issued to the Investor pursuant to that certain Securities Purchase Agreement, dated December 1, 2016. For the avoidance of doubt, if the Company makes an Election, or is deemed to have made an Election, to deliver a Mandatory Conversion Notice in accordance with this paragraph (with a request to waive the Maximum Mandatory Conversion Amount, the Maximum Mandatory Share Amount and any Equity Conditions Failure, if any), and a holder of the Notes fails to waive the Maximum Mandatory Conversion Amount, the Maximum Mandatory Share Amount or any Equity Conditions Failure upon request by the Company, the Company shall be deemed to have satisfied its obligation hereunder to make the Election and shall not be required to deliver a Company Optional Redemption Notice.

The Company shall, on or before 8:30 a.m., New York City time, on the first business day after the date of this letter, issue a press release and Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby and attaching the form of this letter as an exhibit thereto (collectively with all exhibits attached thereto, the “8-K Filing”). From and after the issuance of the 8-K Filing, the Investor shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any letter, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

The Company shall reimburse Kelley Drye & Warren LLP for all reasonable costs and expenses incurred by it in connection with preparing and delivering this letter (including, without limitation, all reasonable legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby).

Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

You are hereby instructed to wire the Prepayment to Zone Technologies, Inc., a wholly-owned subsidiary of the Company, in accordance with the instructions set forth below:

JP Morgan Chase Bank, NA

Routing/Transit 267084131

Account #781523118

For credit to the account of:

Zone Technologies, Inc.

1746 East Silver Star Road

Suite 356

Ocoee, FL 34761

Please direct advice of wire to:

ltumolo@redzonemap.com

If you have any questions regarding the foregoing, please feel free to contact Pat Krishnan at (650) 346-3656 or by email to pat.k@hmny.com.

Sincerely,

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Parthasarathy (Pat) Krishnan
Name: Pat Krishnan
Title: Chief Executive Officer

Agreed to and Acknowledged:

HUDSON BAY MASTER FUND LTD

By:	/s/ Yoav Roth
Name: Yoav Roth
Title: Authorized Signatory